Exhibit 99.1

Date of Release: July 23, 2013

Contact: Catherine Kramer, 216-426-3168

SIFCO Industries, Inc. adds to its Forged Components Group by acquiring

MW General, Inc. (DBA General Aluminium Forgings)

Cleveland, Ohio, July 23, 2013: SIFCO Industries, Inc. (NYSE MKT: SIF) (“SIFCO”), a leading supplier of forged components to the aerospace and energy industries, announces the acquisition of substantially all of the operating assets and operations of MW General, Inc. (DBA General Aluminium Forgings) (“GAF”). GAF is an aerospace component supplier located in Colorado Springs, Colorado, principally supplying precision aluminum forgings to the commercial aerospace industry. GAF also supplies components to the military and medical industries. The transaction closed on July 23, 2013. Specific terms of the transaction were not disclosed.

SIFCO Industries, Inc. will operate the business under a newly created entity, General Aluminum Forgings, LLC, and will conduct business under the trade name General Aluminum Forge (“GAF”). GAF will be a wholly-owned subsidiary of Quality Aluminum Forge, LLC, SIFCO’s existing aluminum forging business. This acquisition increases SIFCO’s presence in the aluminum forging market, expands its capacity and broadens its customer base. The acquisition also continues SIFCO’s focus on growing its presence in the commercial aerospace market.

SIFCO Chief Executive Officer, Michael S. Lipscomb, said: “The addition of GAF meaningfully grows our aluminum forgings business and increases our aluminum product capabilities. We are very pleased to add this business to our growing forge family.”

About SIFCO Industries, Inc. - SIFCO Industries, Inc. is engaged in producing a variety of metalworking processes, services and products produced primarily to specific customer design requirements. The processes and services include forging, heat-treating, coating, welding, and machining. The products include forgings, machined forged parts and other machined metal parts, and remanufactured component parts for turbine engines. The Company’s operations are conducted in two business segments: Forged Components and Turbine Components Services and Repair. In May 2013, SIFCO Industries was recognized at the 2013 Leading EDGE Awards. This award was developed by the Entrepreneurs EDGE to recognize value-creating, mid-sized companies in the Northeast Ohio region.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company Securities and Exchange Commission filings.